EXHIBIT 99(a)







                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To SEMCOR, Inc.:

We have audited the accompanying balance sheets of SEMCOR, Inc. (a New Jersey corporation), as of December 31, 1996 and 1997, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SEMCOR, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Washington, D.C.
August 28, 1998

                                  SEMCOR, Inc.


                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE AMOUNT)

ASSETS
                                                                                          DECEMBER 31,                MARCH 31,
                                                                                    ------------------------            1998
                                                                                      1996            1997          -------------
                                                                                    --------         -------         (Unaudited)
CURRENT ASSETS:
      Cash and cash equivalents                                                      $ 3,511         $   397           $   410
      Cash - restricted (Note 2)                                                         506             546                 2
      Contract receivables (Note 3)                                                   20,846          20,152            20,572
      Prepaid expenses and other current assets                                          384             772               636
                                                                                    --------        --------          --------
                 Total current assets                                                 25,247          21,867            21,620
                                                                                    --------        --------          --------
PROPERTY AND EQUIPMENT, net (Note 4)                                                   1,216           1,982             1,939
OTHER ASSETS:
      Deposits                                                                           173             174               175
      Goodwill, net (Note 6)                                                              10             535               525
                                                                                    --------        --------          --------
                 Total other assets                                                      183             709               700
                                                                                    --------        --------          --------
                 Total assets                                                        $26,646         $24,558           $24,259
                                                                                    ========        ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts payable                                                               $   161         $   559           $ 1,623
      Accrued expenses (Note 5)                                                       16,427          12,268            13,058
      Billings in excess of revenue                                                      514             326               449
      Line of credit (Note 8)                                                          4,060           2,625                -
      Deferred income tax liability (Note 2)                                             110              33                33
      Related-party notes payable (Note 7)                                                -            1,000             1,000
      Short-term portion of capital lease obligation (Note 10)                           180             719               795
                                                                                    --------        --------          --------
                 Total current liabilities                                            21,452          17,530            16,958
                                                                                    --------        --------          --------

LONG-TERM PORTION OF CAPITAL LEASE OBLIGATION (Note 10)                                   62             610               258
                                                                                    --------        --------          --------
                 Total liabilities                                                    21,514          18,140            17,216
                                                                                    --------        --------          --------
COMMITMENTS AND CONTINGENCIES (Notes 10 and 11)

SHAREHOLDERS' EQUITY:

      Common stock, 2,500 shares authorized without par value,
        300 shares issued and 200 shares outstanding at $10
        stated value                                                                       3               3                 3
      Paid-in capital                                                                      3               3                 3
      Retained earnings                                                                7,206           8,492             9,117
                                                                                    --------        --------          --------
                                                                                       7,212           8,498             9,123
      Less treasury stock at cost, 100 shares                                          2,080           2,080             2,080
                                                                                    --------        --------          --------
                 Total shareholders' equity                                            5,132           6,418             7,043
                                                                                    --------        --------          --------
                 Total liabilities and shareholders' equity                          $26,646         $24,558           $24,259
                                                                                    ========        ========          ========





      The accompanying notes are an integral part of these balance sheets.

                                  SEMCOR, Inc.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                          THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                                        ----------------------------------------     -----------------------
                                                          1995            1996            1997         1997           1998
                                                        --------        --------        --------     --------       --------
                                                                                                         (Unaudited)

REVENUES                                                 $71,899         $79,191         $92,826      $20,796        $24,460

DIRECT COSTS                                              50,112          54,768          63,947       14,269         16,677

INDIRECT, GENERAL, AND ADMINISTRATIVE COSTS               19,157          21,020          25,131        5,998          6,587

OWNER COMPENSATION                                           764             764           2,364          691            191

LITIGATION SETTLEMENT (Note 11)                              898           5,047              -            -              -
                                                        --------        --------        --------     --------       --------
              Income (loss) from operations                  968          (2,408)          1,384         (162)         1,005

INTEREST EXPENSE                                            (174)           (178)           (357)         (90)          (399)

INTEREST AND OTHER INCOME                                    248             192             182           21             19
                                                        --------        --------        --------     --------       --------
              Income (loss) before taxes                   1,042          (2,394)          1,209         (231)           625

BENEFIT FOR STATE INCOME TAXES                                 8              28              77           -              -
                                                        --------        --------        --------     --------       --------
              Net income (loss)                          $ 1,050         $(2,366)        $ 1,286      $  (231)      $    625
                                                        ========        ========        ========     ========       ========





        The accompanying notes are an integral part of these statements.

                                  SEMCOR, Inc.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
         FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997, AND THE
                  THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                           COMMON     PAID-IN     RETAINED     TREASURY
                                           STOCK      CAPITAL     EARNINGS      STOCK        TOTAL
                                          --------   ---------   ----------   ----------    -------
BALANCE, December 31, 1994                  $3          $3         $8,522      $    -        $8,528
      Net income                             -           -          1,050           -         1,050
                                           ----        ----       -------     --------      -------

BALANCE, December 31, 1995                   3           3          9,572           -         9,578
      Net loss                               -           -         (2,366)          -        (2,366)
      Purchase of treasury stock             -           -             -        (2,080)      (2,080)
                                           ----        ----       -------     --------      -------

BALANCE, December 31, 1996                   3           3          7,206       (2,080)       5,132
      Net income                             -           -          1,286           -         1,286
                                           ----        ----       -------     --------      -------

BALANCE, December 31, 1997                   3           3          8,492       (2,080)       6,418
      Net income (unaudited)                 -           -            625           -           625
                                           ----        ----       -------     --------      -------
BALANCE, March 31, 1998 (unaudited)         $3          $3         $9,117      $(2,080)      $7,043
                                           ====        ====       =======     ========      =======





        The accompanying notes are an integral part of these statements.

                                  SEMCOR, Inc.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                                            THREE MONTHS
                                                                           YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                                     ---------------------------------   -------------------
                                                                       1995       1996        1997         1997       1998
                                                                     --------   --------    --------     --------   --------
                                                                                          (Unaudited)

OPERATING ACTIVITIES:
    Net income (loss)                                                 $ 1,050    $(2,366)    $ 1,286      $  (231)   $   625
    Adjustments to reconcile net income to net cash
        provided by operating activities-
          Depreciation and amortization                                   668        629       1,025          249        912
          (Gain) loss on disposal of assets                               (12)        -            8            8         -
          (Increase) decrease in contract receivables                  (4,659)      (833)        694        3,648       (420)
          (Increase) decrease in prepaid expenses and other
             current assets                                               (53)       (66)       (388)         (45)       136
          (Increase) decrease in deposits                                  (8)       (11)         (1)           5         (1)
          (Decrease) increase in accounts payable                      (2,071)      (371)        398        2,157      1,064
          Increase (decrease) in accrued expenses                       5,992      5,464      (4,159)      (4,323)       790
          Increase (decrease) in billings in excess of revenue             23         74        (188)          (9)       123
          (Decrease) increase in deferred income tax liability             (8)       (28)        (77)          -          -
                                                                     --------   --------    --------     --------   --------
                      Net cash provided by (used in)
                         operating activities                             922      2,492      (1,402)       1,459      3,229
                                                                     --------   --------    --------     --------   --------

INVESTING ACTIVITIES:
    Purchase of property and equipment                                   (678)      (759)     (1,780)        (700)      (859)
    Business acquisitions                                                  -         (10)       (550)          -          -
    Proceeds from sale/leasebacks                                         225        137       1,568           66        444
    Proceeds from disposal of assets                                       28         -            6            6         -
                                                                     --------   --------    --------     --------   --------
                      Net cash (used in) provided by
                         investing activities                            (425)      (632)       (756)        (628)      (415)
                                                                     --------   --------    --------     --------   --------

FINANCING ACTIVITIES:
    Proceeds from line of credit                                           -       4,060       5,543          550        540
    Payment of line of credit                                              -          -       (6,978)      (4,610)    (3,165)
    Proceeds from related party notes payable                              -          -        1,000           -          -
    Payment of capital lease obligation                                  (311)      (251)       (481)        (213)      (720)
    Purchase of treasury stock                                             -      (2,080)         -            -          -
                                                                     --------   --------    --------     --------   --------
                      Net cash (used in) provided by
                         financing activities                            (311)     1,729        (916)      (4,273)    (3,345)
                                                                     --------   --------    --------     --------   --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      186      3,589      (3,074)      (3,442)      (531)

CASH AND CASH EQUIVALENTS, beginning                                      242        428       4,017        4,017        943
                                                                     --------   --------    --------     --------   --------
CASH AND CASH EQUIVALENTS, ending                                     $   428    $ 4,017     $   943      $   575    $   412

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                            $    83    $    71     $   254      $    64    $   354
                                                                     ========   ========    ========     ========   ========
    Cash paid during the year for income taxes                        $     6    $     4     $    17      $    -     $    -
                                                                     ========   ========    ========     ========   ========


        The accompanying notes are an integral part of these statements.

                                  SEMCOR, Inc.
                          NOTES TO FINANCIAL STATEMENTS
              AS OF DECEMBER 31, 1996 AND 1997, AND MARCH 31, 1998
                 (INFORMATION AS OF MARCH 31, 1998, AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998, IS UNAUDITED)

1. ORGANIZATION:

SEMCOR, Inc. (the "Company"), was incorporated in the state of New Jersey in 1967. The Company provides support services to branches of the armed services and private industry. These services include systems engineering, management, technical support, and consulting, primarily for defense-related applications. The Company maintains its headquarters in Mount Laurel, New Jersey, and has offices in 24 states, primarily in the Mid-Atlantic region of the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

The interim financial data as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited and have been prepared by the Company. In the opinion of management, the interim financial data include all normal, recurring adjustments necessary for a fair presentation of interim period results. The results of operations for the three months ending March 31, 1998, are not necessarily indicative of the results to be expected at fiscal year end.

MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company provides services, primarily to the U.S. government, on a contractual basis. Revenue on cost-plus-fixed-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time-and-materials contracts is recognized at contractual rates as labor hours and direct expenses are incurred. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized when they become known and estimable.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and contract receivables. The Company maintains cash and cash equivalents in a high-credit quality financial institution. The credit risk with respect to accounts receivable is mitigated because the majority of the Company's contract receivables are due from agencies of the U.S. government. For the years ended December 31, 1995, 1996, and 1997, and for the three months ended March 31, 1997 and 1998, approximately $54,009,000, $65,509,000, $77,557,000, $17,036,000, and
$20,373,000, respectively, of the Company's revenues were derived from prime contracts funded by the U.S. government, predominantly with the Department of Defense. Government contracts can be terminated at any time by the government without cause, are subject to a competitive rebidding process upon expiration, require compliance with various contract procurement regulations, and are subject to audit by the Defense Contract Audit Agency and other government auditors.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term investments with original maturities of three months or less.

Restricted cash represents funds transferred to a trust for employer 401(k) matching contributions.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Furniture and equipment are depreciated over their estimated useful lives of five to seven years using an accelerated method. Equipment under capital leases are depreciated using an accelerated method over the shorter of the useful lives of the assets or the lease terms. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful lives of the assets or the lease terms.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of December 31, 1996 and 1997, and March 31, 1998, there has been no impairment in the carrying value of long-lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities in the accompanying financial statements approximate fair value due to the short maturity of these instruments.

INCOME TAXES

The Company has maintained "S" corporation status under subchapter S of the Internal Revenue Code for income tax reporting to the federal government and in all but two states in which the Company conducts business. As a result, in all but two states, the shareholders separately account for their pro rata shares of the Company's income, deductions, losses and credits.

In 1996, the Company recognized a net benefit for state income taxes of $28,000, which consists of a benefit of $42,000, in connection with litigation settlement accruals discussed in Note 11 below, and a provision of $14,000. In 1997, the Company recognized a net income tax benefit of $77,000, which consists of an income tax benefit of $99,000, due to conversion from "C" corporation to "S" corporation status in one state, and a provision of $22,000. The effective and statutory income tax rates used were approximately 9 percent.

The Company recorded a net current deferred tax liability of $110,000 and $33,000 as of December 31, 1996 and 1997, respectively, and $33,000 as of March 31, 1998. This liability is a result of expected future tax consequences of temporary differences between carrying amounts and the tax basis of assets and liabilities, primarily related to contract receivables reported for tax purposes on a cash basis and the items recognized in connection with tax benefits noted above.

3.  CONTRACT RECEIVABLES:

Contract receivables consist of the following:

                                                                           DECEMBER 31,               MARCH 31,
                                                                   ---------------------------       -----------
                                                                     1996               1997            1998
                                                                   --------           --------       -----------
                                                                          (In thousands)             (Unaudited)

U.S. government:
      Amounts billed                                                $ 9,793            $11,348         $11,931
      Recoverable costs and accrued profit on progress
        completed; not billed                                        10,665              8,288           8,341
                                                                   --------           --------        --------
                        Subtotal                                     20,458             19,636          20,272

Commercial customers:
      Amounts billed                                                    861              1,192             939
      Recoverable costs and accrued profit on progress
        completed; not billed                                            99                286             323
                                                                   --------           --------        --------
                        Subtotal                                        960              1,478           1,262

Allowance for doubtful accounts                                        (572)              (962)           (962)
                                                                   --------           --------        --------
                        Total                                       $20,846            $20,152         $20,572
                                                                   ========           ========        ========

4.  PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                                           DECEMBER 31,               MARCH 31,
                                                                   ---------------------------       -----------
                                                                     1996               1997            1998
                                                                   --------           --------       -----------
                                                                         (In thousands)              (Unaudited)

Furniture and equipment                                              $3,261             $3,477          $3,958
Leasehold improvements                                                  139                171             171
Equipment under capital leases                                        1,330              2,832           3,210
                                                                    -------            -------         -------
                                                                      4,730              6,480           7,339
Less-Accumulated depreciation                                         3,514              4,498           5,400
                                                                    -------            -------         -------
           Total property and equipment, net                         $1,216             $1,982          $1,939
                                                                    =======            =======         =======

Total accumulated depreciation on equipment under capital leases as of December 31, 1996 and 1997, and March 31, 1998, was approximately $1,162,000, $1,784,000, and $2,614,000, respectively.

5.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

                                                                      DECEMBER 31,                MARCH 31,
                                                               ---------------------------       -----------
                                                                 1996              1997             1998
                                                               --------          --------        -----------
                                                                     (In thousands)              (Unaudited)

Accrued salaries, benefits, and related taxes                   $ 2,340           $ 3,234          $ 3,537
Accrued vacation                                                  1,511             1,794            2,019
Accrued bonuses                                                   2,359             2,461            2,930
Accrued subcontractor costs                                       3,063             1,326            1,000
Accrued litigation settlement and associated legal costs          6,921             3,189            3,086
Other                                                               233               264              486
                                                               --------          --------         --------
                        Total accrued expenses                  $16,427           $12,268          $13,058
                                                               ========          ========         ========

6.  ACQUISITIONS:

In July 1996, the Company acquired Capitol Integration and Consulting, Inc., for a total cash purchase price of $50,000. The acquisition was recorded under the purchase method of accounting. The Company acquired certain assets with a fair value of approximately $40,000; the remaining $10,000 was recorded as goodwill, to be amortized over the estimated life of 15 years. As of December 31, 1996 and 1997, and March 31, 1998, the Company recorded $319, $638, and $159, respectively, in amortization expense related to this goodwill. In June 1997, the Company acquired the assets of Desktop Integration, Inc., for cash consideration of $550,000. The acquisition was recorded under the purchase method of accounting. The net assets received by the Company carried no fair value; therefore, the Company recognized the purchase price of $550,000 as goodwill. This amount is being amortized by the straight-line method over its estimated useful life of 15 years. As of December 31, 1997, and March 31, 1998, the Company recorded approximately $24,000, and $9,000, respectively, as amortization expense.

The following unaudited pro forma summary presents information as if the acquisitions had occurred at the beginning of each period presented. The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                             (UNAUDITED)
                                                       YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------
                                              1995                1996             1997
                                            --------            --------         --------
                                                            (In thousands)

Revenues                                     $72,888             $80,414          $93,627
Net income (loss)                            $ 1,246             $(2,093)         $ 1,494

7.  RELATED-PARTY TRANSACTIONS:

NOTES PAYABLE

During 1997, the Company signed two promissory notes of equal value to two shareholders for a total related-party loan payable of $1,000,000 as of December 31, 1997. The notes bore interest at 8 percent per annum compounded semi-annually and were payable upon demand after June 11, 1998. Interest was payable monthly in arrears on the first day of each month commencing January 1, 1998. During 1998, the Company paid all outstanding principal and interest.

LEASE

The Company leased certain of its office space from Strawbridge Lake Associates until March 1997. The partners of Strawbridge Lake Associates are also the shareholders of the Company. Payments under this leasing arrangement were approximately $113,000, $53,000, and $53,000 during 1995, 1996, and 1997, respectively.

8.  LINE OF CREDIT:

The Company had a line of credit arrangement with a commercial bank to borrow up to $5,000,000 and $6,000,000 as of December 31, 1996 and 1997, respectively. The borrowings were limited to 75 percent of the eligible receivables, defined as any receivables less than 90 days past due from the date of invoice. The credit facility was unsecured; however, the Company agreed not to pledge a security interest in any asset to another lender during the term of the arrangement. The line bore interest, payable monthly, at the bank's prime rate less 1/4 percent (8 1/4 percent at December 31, 1996 and 1997, and March 31, 1998). The agreement contained covenants requiring the Company to maintain certain financial ratios, which included a minimum working capital threshold and a minimum current ratio. In connection with the acquisition described in Note 13 below, the line of credit arrangement was paid in full and canceled during 1998. As of December 31, 1996 and 1997, the Company was not in compliance with one of the financial covenants. As such, the outstanding balances were classified as current. At December 31, 1996 and 1997, and at March 31, 1998, the Company had $4,060,000, $2,625,000, and $0, respectively, outstanding under this arrangement. For the years ended December 31, 1995, 1996, and 1997, and for the three months ended March 31, 1997 and 1998, interest expense under this line of credit was approximately $0, $0, $12,000, $12,000, and $1,000, respectively.

9.  RETIREMENT PLAN:

The Company maintains a discretionary, defined contribution 401(k) retirement plan. The Company matches 50 percent of employee's contributions up to 6 percent of the employee's annual compensation. Funding is accomplished through periodic contributions to a trust fund. The Company's contribution expense for the years ended December 31, 1995, 1996, and 1997, and for the three months ended March 31, 1997 and 1998, was $516,894, $641,465, $710,680, $161,413, and $229,573,
respectively.

10. COMMITMENTS AND CONTINGENCIES:

LEASES

Beginning in 1992, the Company entered into a master leasing agreement in which the Company sells computer and other equipment at original purchase price to a leasing company and then leases the equipment back. There have been no gains or losses associated with these sale/leasebacks. All leases have been accounted for as capital leases. As of December 31, 1996 and 1997, and March 31, 1998, the Company recorded approximately $242,000, $1,329,000, and $1,053,000, respectively, for obligation under capital leases.

The Company also leases office equipment, automobiles, and real estate under operating lease terms. Annual minimum lease payments as of December 31, 1997, are as follows:

  YEAR ENDED                          OPERATING              CAPITAL
 DECEMBER 31,                          LEASES                LEASES
--------------                       -----------            ---------
                                               (In thousands)

1998                                   $2,280                $  979
1999                                    1,614                   589
2000                                      515                   124
2001                                      357                    -
2002                                       52                    -
Less-Interest                              -                   (363)
                                      -------               -------
         Total                         $4,818                $1,329
                                      =======               =======

EMPLOYMENT AGREEMENTS

With respect to the acquisitions of Capitol Integration and Consulting, Inc., in 1996 and Desktop Integration, Inc., in 1997, the Company entered into employment agreements with one former employee of each Company for three-year periods beginning on the dates of acquisition. The agreements provide for performance bonuses of $50,000 and $100,000, respectively. These bonuses are awarded on the one-year anniversary dates of the agreements if the employees have remained employed with the Company. As of December 31, 1996 and 1997, and March 31, 1998, the Company accrued approximately $23,000, $58,000, and $70,000, respectively, for the services rendered by these employees.

11. LITIGATION:

FORMER SHAREHOLDER

During 1990, a former shareholder filed suit against the Company and majority shareholders alleging oppression and breach of fiduciary duties. In 1995, the court ordered the Company to pay an initial judgment of $830,000 to the former shareholder. In 1996, in compliance with a court judgment, the Company purchased all of the former shareholder's stock for $2,080,000. In addition, the judgment awarded the former shareholder approximately $973,000 in interest and other charges and legal costs of approximately $482,000. As a result of the litigation, the Company incurred legal costs of approximately $43,000 and $196,000 in 1995 and 1996, respectively. The litigation is currently subject to appeal. The Company has been indemnified by the majority shareholders for any costs incurred in connection with this litigation after the date of acquisition of the Company described in note 13 below.

GOVERNMENT CONTRACT SETTLEMENT

A former employee filed suit against the Company in a federal court in Virginia alleging certain irregular billing practices relating to government contracts. The Department of Justice intervened in the suit and filed an amended complaint setting forth similar allegations. In 1998, a settlement was reached with the Department of Justice for approximately $3.5 million payable over five years. In June 1998, the Company settled its obligation by paying approximately $3.1 million, a discounted amount agreed to by both parties. The Company recorded an accrual of approximately $3.2 million as of December 31, 1996, related to the settlement and associated legal costs.

OTHER

From time to time, the company is subject to lawsuits arising from normal business activities. Management believes that liability, if any, resulting from such actions will not have a material adverse effect on the Company's financial position or results of operations.

12. YEAR 2000 (UNAUDITED):

As of March 31, 1998, the Company had not developed a comprehensive Year 2000 compliance plan. Furthermore, the Company does not currently have any information concerning the Year 2000 compliance status of its subcontractors, customers, or vendors. In the event that any of the Company's significant subcontractors, customers, or vendors do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

13. SUBSEQUENT EVENTS:

In June 1998, Advanced Communication Systems, Inc., a Delaware corporation ("ACS"), acquired all of the outstanding shares of the Company pursuant to a Stock Purchase Agreement negotiated with the Company's shareholders. The preliminary purchase price of $38.0 million is subject to adjustment based on net equity measurements. The purchase price consists of $37.0 million in cash and $1.0 million in ACS common stock. In addition, ACS will pay the shareholders up to $1.2 million for certain tax liabilities incurred as a result of the acquisition. ACS may pay additional amounts to the shareholders based on the achievement of certain financial goals by the Company for the 6-month period ending December 31, 1998, and the 12-month period ending December 31, 1999.